Exhibit 99

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Bruce Thomas
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT MEETS FOURTH FISCAL QUARTER EXPECTATIONS AND
DELIVERS FULL-YEAR REVENUE GROWTH OF 34 PERCENT
Set-top Box Business Records Fifth Consecutive Quarter of Double-digit Growth
     NEWPORT BEACH, Calif., Oct. 26, 2006 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced fourth quarter and full-year financial results for fiscal 2006, which ended September 29, 2006. For the fourth fiscal quarter, the company reported revenues of $245.9 million, within the guidance range communicated at the beginning of the quarter. Conexant also met expectations for core gross margin improvement and core net income for the quarter. For the full fiscal year, the company delivered revenues of $970.8 million, a 34 percent increase from fiscal 2005 revenues of $722.7 million.
     Conexant presents financial results based on generally accepted accounting principles (GAAP) as well as selected non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     Fourth quarter fiscal 2006 revenues of $245.9 million decreased 2.3 percent from third quarter fiscal 2006 revenues of $251.6 million, and were up 14.4 percent from $214.9 million in the fourth quarter of fiscal 2005. Core gross margins in the fourth quarter of fiscal 2006 increased to 45.8 percent of revenues, up 60 basis points from the 45.2 percent level of the prior quarter.
     Core operating expenses increased in the fourth quarter of fiscal 2006 to $91.8 million from $88.4 million in the prior quarter as a result of increased investments in new product development. Core operating expenses in the year-ago quarter were $79.9 million.

Conexant Meets Fourth Fiscal Quarter Expectations	2
     Core operating income in the fourth quarter of fiscal 2006 was $20.7 million, compared to third quarter fiscal 2006 core operating income of $25.5 million. Core operating income in the fourth quarter of fiscal 2005 was $6.7 million. Core net income for the fourth quarter of fiscal 2006 was $14.4 million, or $0.03 per diluted share, compared to $18.6 million, or $0.04 per diluted share in the third quarter of fiscal 2006. In the year-ago quarter, the core net income was $0.3 million, or $0.00 per diluted share.
     On a GAAP basis, gross margins for the fourth quarter of fiscal 2006 were 45.7 percent of revenues, compared to 52.3 percent in the prior quarter. Third fiscal quarter gross margins included a gain of $17.5 million related to the termination of a wafer supply and services agreement with Jazz Semiconductor, Inc. GAAP operating expenses decreased to $108.1 million in the fourth quarter of fiscal 2006 from $137.3 million in the prior quarter. Third fiscal quarter operating expenses included a $30.0 million charge for the settlement of litigation. The GAAP operating earnings were $4.4 million in the fourth quarter of fiscal 2006 compared to a loss of $5.7 million in the previous quarter. The GAAP net loss for the fourth quarter of fiscal 2006 was $21.1 million, or $0.04 per diluted share, compared to a GAAP net loss of $67.1 million, or $0.14 per diluted share, in the third quarter of fiscal 2006. The company’s fourth fiscal quarter 2006 GAAP results also included a $12.9 million decrease in the value of warrants in Mindspeed Technologies, Inc. For the year-ago quarter, GAAP gross margins were 40.3 percent, GAAP operating expenses were $99.7 million, GAAP operating loss was $13.1 million, and GAAP net income was $50.1 million, or $0.10 per diluted share. GAAP net income for the fourth fiscal quarter of 2005 included a gain of $49.0 million on the sale of equities in SiRF Technology Holdings, Inc., and an increase of $22.0 million in the value of warrants in Mindspeed Technologies, Inc. The GAAP net loss for fiscal 2006 was $122.6 million, or $0.26 per diluted share, compared to a net loss in fiscal 2005 of $176.0 million, or $0.37 per diluted share.
     “Fiscal 2006 was another year of significant progress for Conexant,” said Dwight W. Decker, Conexant chairman and chief executive officer. “Year-over-year revenues increased 34 percent, we achieved our highest-priority goal of delivering 10 percent core operating margins in the third fiscal quarter, two quarters ahead of schedule, and we

Conexant Meets Fourth Fiscal Quarter Expectations	3
remained solidly profitable on a core basis exiting the year. We also improved core gross margins as a percent of revenues by more than five points during the year.
     “In the fourth fiscal quarter, despite widely reported weakness in the markets we address, the Conexant team delivered financial results that met the expectations we set entering the quarter,” Decker said. “In July, we anticipated that fourth fiscal quarter revenues would be in a range from up 1 percent to down 3 percent sequentially. We delivered revenues of $246 million, down 2 percent sequentially. Broadband Media Processing is now our largest business, and our set-top box business again achieved record revenues and has now delivered five quarters of sequential double-digit revenue growth. We increased core gross margins by approximately 60 basis points sequentially to 45.8 percent of revenues. This was better than we expected at the beginning of the quarter, and our seventh consecutive quarter of sequential core gross margin improvement. Core operating expenses were $92 million for the quarter as we continued to modestly grow new product development investments, primarily in Broadband Media Processing. Core net income came in at $0.03 per diluted share, in line with our expectation entering the quarter of $0.03 to $0.04 per diluted share.
     “During the quarter, we announced that we expect to receive approximately $100 million in cash proceeds when the merger of Jazz Semiconductor and Acquicor Technology is closed, which we anticipate in the first quarter of calendar 2007,” Decker said. “We exited the quarter with $341 million in cash, cash equivalents, and investments. In last quarter’s earnings announcement, we communicated plans for a debt-only financing. We intend to retire our convertible notes due in February 2007 by using a combination of proceeds from such a financing, from the Jazz transaction, and from our current balance of cash, cash equivalents, and marketable securities.”
First Fiscal Quarter 2007 Outlook
     “The overall semiconductor market continues to demonstrate signs of weakness, and as a result, our customers are cautious in this uncertain environment,” Decker said. “Nonetheless, we expect Conexant revenues for the first quarter of fiscal 2007 to be approximately flat on a sequential basis, in a range between $243 million and $248

Conexant Meets Fourth Fiscal Quarter Expectations	4
million. We anticipate that continued growth in our set-top box business will be offset by further weakness in the legacy portion of our Wireless Networking business.
     “We expect core gross margins of approximately 45 percent in the first quarter of fiscal 2007,” Decker said. “We anticipate that core operating expenses will be approximately $94 million, a level we plan to maintain for the near-term. We anticipate that core operating income will be in a range between $16 million and $18 million. As a result, we expect our core net income to be $0.02 per diluted share, based on approximately 500 million diluted shares outstanding.”
Note to Editors, Analysts and Investors
     Conexant’s conference call will take place on Thursday, October 26, 2006, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time.
     To listen to the conference call via telephone, dial 866-650-4882 (in the US and Canada) or 706-679-7338 (from other international locations); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the US and Canada) or 706-645-9291 (from other international locations); pass code: 8804659.
About Conexant
     Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.
     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug ® and HomePNA ™ . The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.
     Conexant is a fabless semiconductor company with annual revenues of approximately $1 billion. The company has approximately 2,800 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
     These risks and uncertainties include, but are not limited to: the risk that capital needed for our business and to repay our indebtedness will not be available when needed; the risk that the value of our common stock may be adversely affected by market volatility; general economic and political conditions

Conexant Meets Fourth Fiscal Quarter Expectations	5
and conditions in the markets we address; the substantial losses we have incurred; the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of our new and existing products; our successful development of new products; the timing of our new product introductions and our product quality; our ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in our product mix; product obsolescence; the ability of our customers to manage inventory; our ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology and the demands it may place on the time and attention of our management and the expense it may place on our company; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005

Net revenues	$245,863	$251,635	$214,916	$970,787	$722,739
Cost of goods sold (Note 1)	133,385	137,598	128,312	542,309	493,973
Gain on cancellation of supply agreement (Note 2)	—	(17,500)	—	(17,500)	—

Gross margin	112,478	131,537	86,604	445,978	228,766

Operating expenses:
Research and development	70,450	70,096	58,634	269,736	267,996
Selling, general and administrative	29,268	27,037	28,412	131,226	117,861
Amortization of intangible assets	7,520	7,520	7,920	30,705	32,322
Special charges (Note 3)	865	32,610	4,715	73,244	45,977

Total operating expenses	108,103	137,263	99,681	504,911	464,156

Operating income (loss)	4,375	(5,726)	(13,077)	(58,933)	(235,390)
Interest expense	8,850	10,426	8,401	38,130	33,691
Other expense (income), net	16,213	49,907	(72,046)	22,636	(95,413)

Income (loss) before income taxes	(20,688)	(66,059)	50,568	(119,699)	(173,668)
Provision for income taxes	410	1,031	487	2,892	2,322

Net income (loss)	$(21,098)	$(67,090)	$50,081	$(122,591)	$(175,990)

Basic net income (loss) per share	$(0.04)	$(0.14)	$0.11	$(0.26)	$(0.37)

Diluted net income (loss) per share	$(0.04)	$(0.14)	$0.10	$(0.26)	$(0.37)

Shares used in basic per-share computations	484,171	481,626	472,828	479,325	470,658

Shares used in diluted per-share computations	484,171	481,626	484,825	479,325	470,658

Note 1-	Includes $44.1 million of net inventory charges during the twelve months ended September 30, 2005.

Note 2-	During the three months ended June 30, 2006, Conexant and Jazz Semiconductor, Inc. terminated a wafer supply and services agreement. In lieu of credits towards future purchases of product from Jazz, we received an additional investment in Jazz and recorded a gain of $17.5 million during the three months ended June 30, 2006 and twelve months ended September 30, 2006.

Note 3-	Includes charges of $30.0 million and $70.0 million related to the litigation with Texas Instruments, Inc. during the three months ended June 30, 2006 and the twelve months ended September 30, 2006, respectively.

CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005

GAAP gross margin	$112,478	$131,537	$86,604	$445,978	$228,766
Stock-based compensation (a)	34	31	—	494	—
Gain on cancellation of supply agreement (b)	—	(17,500)	—	(17,500)	—
Other (k)	—	(245)	—	(1,128)	—

Non-GAAP Core gross margin	$112,512	$113,823	$86,604	$427,844	$228,766

GAAP operating expenses	$108,103	$137,263	$99,681	$504,911	$464,156
Stock-based compensation (a)	(7,667)	(10,145)	(3,019)	(44,451)	(12,046)
Transitional salaries and benefits (c)	(260)	(792)	(1,207)	(1,954)	(14,960)
IP litigation support credits (costs) (d)	—	1,897	(2,875)	(10,993)	(10,513)
Amortization of intangible assets (e)	(7,520)	(7,520)	(7,920)	(30,705)	(32,322)
Special charges (f)	(865)	(32,610)	(4,715)	(73,244)	(45,977)
Other (k)	—	277	—	5,792	—

Non-GAAP Core operating expenses	$91,791	$88,370	$79,945	$349,356	$348,338

GAAP operating income (loss)	$4,375	$(5,726)	$(13,077)	$(58,933)	$(235,390)
Cost of goods sold adjustments (a-b, k)	34	(17,714)	—	(18,134)	—
Operating expense adjustments (a, c-f, k)	16,312	48,893	19,736	155,555	115,818

Non-GAAP Core operating income (loss)	$20,721	$25,453	$6,659	$78,488	$(119,572)

GAAP net income (loss)	$(21,098)	$(67,090)	$50,081	$(122,591)	$(175,990)
Cost of goods sold adjustments (a-b, k)	34	(17,714)	—	(18,134)	—
Operating expense adjustments (a, c-f, k)	16,312	48,893	19,736	155,555	115,818
Losses of equity method investments (g)	4,861	648	2,055	8,164	10,642
Unrealized (gains) losses on Mindspeed warrant (h)	12,866	35,131	(21,951)	16,666	(7,147)
Gains on sales of equity securities (i)	—	—	(49,032)	(4,414)	(91,285)
Impairment of equity securities (j)	1,416	18,456	—	19,872	—
Other (k)	—	285	(576)	(1,725)	(1,233)

Non-GAAP Core net income (loss)	$14,391	$18,609	$313	$53,393	$(149,195)

Basic net income (loss) per share:
GAAP	$(0.04)	$(0.14)	$0.11	$(0.26)	$(0.37)

Non-GAAP Core	$0.03	$0.04	$0.00	$0.11	$(0.32)

Diluted net income (loss) per share:
GAAP	$(0.04)	$(0.14)	$0.10	$(0.26)	$(0.37)

Non-GAAP Core (l)	$0.03	$0.04	$0.00	$0.11	$(0.32)

See “GAAP to Non-GAAP Core Adjustments” below

GAAP to Non-GAAP Core Adjustments:
(a)	Stock-based compensation expense for the three months ended September 30, 2006 and June 30, 2006 and the twelve months ended September 30, 2006 is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R), which we adopted on October 1, 2005. Stock-based compensation expense for the three months and year ended September 30, 2005 is based on the intrinsic value of unvested stock options acquired or exchanged in business combinations, which is in accordance with previous accounting standards.
(b)	Gain resulting from the cancellation of a wafer supply and services agreement with Jazz Semiconductor, Inc.
(c)	Transitional salaries and benefits represent amounts earned by employees who have been notified of their termination as part of our restructuring activities, from the date of their notification. Included in the amounts for the three months ended June 30, 2006 and September 30, 2005 and the twelve months ended September 30, 2006 and 2005 are $45 thousand, $151 thousand, $97 thousand, and $1.7 million, respectively, of facilities related costs.
(d)	IP litigation support costs comprise legal fees related to our litigation with Texas Instruments, Inc., which was settled in May 2006. During the three months ended June 30, 2006, we recorded a net credit of $1.9 million based on the finalization of legal costs associated with the TI litigation.
(e)	Amortization of intangible assets resulting from our previous business combinations.
(f)	Restructuring charges, asset impairments, integration costs and other special items, including charges of $30.0 million and $70.0 million related to our litigation with Texas Instruments, Inc. during the three months ended June 30, 2006 and the twelve months ended September 30, 2006, respectively. The litigation with Texas Instruments, Inc. was settled in May 2006.
(g)	Losses resulting from our equity method investments.
(h)	Unrealized gains and losses associated with fair value changes in our ownership of the Mindspeed warrant accounted for as a derivative instrument.
(i)	Gains on sales of equity securities.
(j)	Represents a write-down of our investment in Skyworks Solutions, Inc. to fair value during the three months ended June 30, 2006 and a write-down of private company equity investment during the three months ended September 30, 2006.
(k)	Other gains and losses which are not part of our core, on-going operations. For the three months ended June 30, 2006 and the twelve months ended September 30, 2006, these adjustments primarily relate to a property tax settlement.
(l)	In periods of non-GAAP core net income, the dilutive effect of stock options and warrants under the treasury stock method and the dilutive effect of shares issuable upon conversion of convertible subordinated notes under the if-converted method are added to basic weighted average shares to compute diluted weighted average shares. For the three months ended September 30, 2006, June 30, 2006 and September 30, 2005, and the twelve months ended September 30, 2006, 4.0 million, 21.0 million, 4.6 million and 8.9 million shares, respectively, have been added to basic weighted average shares to arrive at diluted weighted average shares for purposes of computing non-GAAP core diluted net income per share.
Non-GAAP Financial Measures:
We have presented non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30,	June 30,	September 30,
	2006	2006	2005
ASSETS
Current assets:
Cash and cash equivalents (Note 4)	$225,626	$225,461	$202,704
Marketable securities (Note 4)	115,709	140,360	139,306
Restricted cash	8,800	8,800	—
Receivables	123,025	145,412	87,240
Inventories	97,460	83,476	95,329
Other current assets	19,353	19,665	14,701

Total current assets	589,973	623,174	539,280

Property, plant and equipment	65,405	60,949	50,700
Goodwill	710,790	711,645	717,013
Intangible assets	76,008	83,527	106,709
Mindspeed warrant	16,471	29,337	33,137
Marketable securities-long term (Note 4)	—	—	38,485
Other assets	114,978	121,051	96,200

Total assets	$1,573,625	$1,629,683	$1,581,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$456,500	$456,500	$196,825
Short-term debt	80,000	80,000	—
Accounts payable	113,690	135,969	108,957
Accrued compensation and benefits	28,307	34,181	27,505
Other current liabilities	51,966	65,461	63,197

Total current liabilities	730,463	772,111	396,484

Long-term debt	250,000	250,000	515,000
Other liabilities	83,064	89,112	100,947

Total liabilities	1,063,527	1,111,223	1,012,431

Shareholders’ equity	510,098	518,460	569,093

Total liabilities and shareholders’ equity	$1,573,625	$1,629,683	$1,581,524

Note 4-	Cash, Cash Equivalents and Marketable Securities

	September 30,	June 30,	September 30,
	2006	2006	2005
Cash and cash equivalents	$225,626	$225,461	$202,704
Short-term marketable debt securities (U.S. government agency and corporate debt securities)	83,620	106,292	95,902
Long-term marketable debt securities (U.S. government agency and corporate debt securities)	—	—	38,485

Subtotal	309,246	331,753	337,091

Marketable equity securities- Skyworks Solutions, Inc. (6.2 million shares)	32,089	34,068	43,404

Total cash, cash equivalents and marketable securities	$341,335	$365,821	$380,495

CONEXANT SYSTEMS, INC.
Selected Other Data
(unaudited, in thousands)

	Three Months Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005

Revenues By Region:
Americas	$24,268	$32,346	$20,984	$99,673	$85,180
Asia-Pacific	202,195	196,627	181,311	798,918	580,357
Europe, Middle East and Africa	19,400	22,662	12,621	72,196	57,202

	$245,863	$251,635	$214,916	$970,787	$722,739

Cash Flow Data:
Depreciation of PP&E	$5,503	$5,063	$4,540	$19,670	$18,594
Capital expenditures	$10,226	$10,361	$5,365	$33,726	$21,791